Exhibit 10.1
July 15, 2009
Sanjay Mehrotra
Re: Position on the Board of Directors of Cavium Networks, Inc.
Dear Sanjay:
     I am very pleased to offer you the position of Director on the Cavium Networks, Inc. (“Cavium”) Board of Directors (the “Board”). Cavium Networks is a truly unique company with a number of exciting business opportunities and a very bright future, and we believe that your experience and background will be a great addition to our Board of Directors team.
     Upon your acceptance of the terms provided herein, I will recommend to the Board that you be nominated as a Director, to be appointed at our next Board meeting which is currently scheduled to take place on July 22, 2009.
     Upon your appointment as a Director, pursuant to the terms of Cavium’s 2007 Equity Incentive Plan (the “Plan”) you be granted an option to purchase up to 50,000 shares of Cavium common stock, at the fair market value on the date of grant. Your options will vest monthly in equal increments over a 48-month period, for so long as you continue to serve as a Director, until the entire grant is vested. In the event there is a Change in Control of Cavium, 100% of all your unvested stock options will vest immediately upon such a Change in Control. All terms and conditions of the option will be set forth in the Plan and Cavium’s form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan.
     You will receive cash compensation in line with our Board of Directors compensation plan, with the exact compensation amount depending on which Board Committees you join. In addition, we will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with Cavium’s established reimbursement policies, including reasonable travel expenses associated with attending Cavium Board meetings. As you know, as a Director, you will not be entitled to any of the other benefits that Cavium Networks makes available to its employees.
     In your capacity as a Director of Cavium, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by Cavium.
     In addition, during the term of your services as a Director and after termination of such services, you will not disclose any Cavium confidential proprietary information, or any information of a third party provided to you by Cavium, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of Cavium.
     This letter and the stock option documentation referred to herein, constitutes the entire agreement between you and Cavium. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of Cavium.
     If the terms of this letter are acceptable to you, please indicate your willingness to serve on Cavium’s Board by signing and returning this letter below.
     Sanjay, I am personally very excited about your joining our board!

Very truly yours,
By:	/s/ Syed Ali
Syed Ali
President & CEO Cavium Networks

Accepted:

/s/ Sanjay Mehrotra	7/22/09
Sanjay Mehrotra	Date